Exhibit E(2)
FORM OF
Customer Identification Services Amendment
This Customer Identification Services Amendment (this “Amendment”) amends, as of the 8th day of February, 2008 (the “Effective Date”), the Distribution Agreement (“Agreement”), dated as of November 11, 2005, between The Weiss Fund (the “Company” or the “Fund”) and Weiss Capital Securities, Inc. (the “Distributor”)(the “Parties”).
As part of the duties assigned to the Distributor in relationship to the distribution of the shares of The Weiss Fund, the parties of the Fund and the Distributor hereby acknowledge the addition of CIP Services to the Agreement and agree to the addition of the following to any future Distribution agreement between the parties.
Customer Identification Services (“CIP Services”): To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA Patriot Act), Weiss Capital Securities will do the following:
(1)	Implement procedures under which new accounts are not established unless the Distributor has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

(2)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which the Distributor may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFP 103.131), and may include procedures under which the Distributor’s personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(3)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(4)	Regularly report, and annually certify, to the Fund about measures taken under Items #1 through #3 above.
Notwithstanding anything to the contrary, and without expanding the scope of the express language above, the Distributor need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation. The Distributor need not perform any task that need not be performed for the Fund to be in compliance with relevant regulation.

This Amendment contains the entire understanding between the Parties with respect to CIP Services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

THE WEISS FUND

By:

Name: Sharon A. Daniels, President

WEISS CAPITAL SECURITIES, INC.

By:

Name: Sharon A. Daniels, President